Exhibit 99.1
Remitly to Acquire Rewire to Expand into Complementary Geographies with Account-Based Remittance Product
Remitly and Rewire share a commitment to transform the lives of millions of immigrants and their families with the most trusted and innovative financial services products.

SEATTLE and TEL AVIV – AUG 16 – Remitly Global, Inc., (NASDAQ: RELY) (“Remitly”), a leading global digital financial services provider for immigrants and their families, today announced that it has signed a definitive agreement to acquire Rewire, an Israeli-based financial services platform for migrant workers. Under the terms of the agreement, Remitly will acquire Rewire for approximately $80 million consisting of a mix of cash and stock.

Founded in 2015 with offices in Amsterdam and Tel Aviv, Rewire’s remittance platform builds deep customer relationships and is geographically complementary to Remitly. Rewire’s customers create an account with which money can be stored to be remitted at any time. This approach deepens relationships with customers and provides additional flexibility and convenience. Additionally, Rewire’s product development and engineering teams add further capacity and expertise to a seasoned Remitly team.

“From the start, Remitly has focused on delivering trusted digital financial services to serve immigrant communities around the world,” said Matt Oppenheimer, Co-Founder and CEO, Remitly. “We share with Rewire a deep commitment to our customers and that mission. Peace of mind starts with a trusted means for sending money home for critical costs. Rewire accelerates our progress as together we will continue to bring to market trusted financial services that are inclusive and accessible to all.”

“Rewire’s product enhances Remitly’s world-class remittance platform to support our shared mission to transform the lives of our customers,” said Josh Hug, Co-Founder and Chief Operating Officer, Remitly. “Rewire’s product team has focused on solving complementary problems remittance customers have, and we look forward to partnering with them to deepen Remitly’s customer relationships by solving these problems in a high-quality way.”

“We are thrilled to join the team at Remitly and continue our important mission of making financial systems more inclusive for migrants as we see the community-based approach we have taken to build Rewire as highly complementary to Remitly’s approach,” said Guy Kashtan, CEO and co-founder of Rewire. “We see a huge opportunity as we combine forces to accelerate the adoption of some of the innovative products we have developed to enhance the lives of customers sending money around the world and managing their finances.”

Remitly’s investments in its global remittance platform are focused on delivering a trusted experience and peace of mind for millions of customers around the world. While the footprint of the platform continues to grow to more than 3,200 corridors, service is localized allowing families to receive funds in a way that is best for them.

Financial Details
The transaction is expected to close in the second half of 2022 and accordingly, Remitly does not expect material impact on its revenue or adjusted EBITDA outlook this year. The $80 million consideration includes cash and stock, subject to customary adjustments. The transaction is subject to the satisfaction of customary closing conditions, including regulatory approval of the applicable Israeli and Dutch authorities.

Additional details and information about the terms and conditions of the acquisition will be available in a current report on Form 8-K to be filed by Remitly with the Securities and Exchange Commission. For more information about Remitly, please visit www.remitly.com.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including statements regarding the anticipated benefits of the transaction, are forward-looking statements. Forward-looking statements are based on management’s expectations, assumptions, and projections based on information available at the time the statements were made. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions, including, without limitation, risk related to the ability of the parties to satisfy the closing conditions in a timely fashion or at all, risk that a governmental entity may prohibit, delay or refuse to grant regulatory approval or that regulatory approval is obtained subject to conditions that are not anticipated, risk related to the integration of Remitly and Rewire, risk related to the potential impact on Rewire’s business and business relationships as a result of the transaction and risk related to the ability of Remitly and Rewire to retain and motivate key employees. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties, and assumptions, our actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. Further information on risks that could cause actual results to differ materially from the forward-looking statements are included in our quarterly report on Form 10-Q for the quarter ended June 30, 2022 to be filed with the SEC, and within our annual report on Form 10-K for the year ended December 31, 2021 filed with the SEC, which are or will be available on our website at https://ir.remitly.com and on the SEC’s website at www.sec.gov. Except as required by law, we assume no obligation to update these forward-looking statements, or to update the reasons if actual results differ materially from those anticipated in the forward-looking statements.

About Remitly
Remitly is a leading digital financial services provider for immigrants and their families in over 170 countries around the world. Remitly helps immigrants send money home in a safe, reliable and transparent manner. Its digitally-native, cross-border remittance app eliminates the long wait times, complexities and fees typical of traditional remittance processes. Building on its strong foundation, Remitly is expanding its suite of products to further its mission and transform financial services for immigrants all around the world. Founded in 2011, Remitly is headquartered in Seattle and has seven global offices, including London, Cork, Singapore, Manila and Managua.

About Rewire
Rewire is a cross-border financial services platform that meets the unique financial needs of migrant workers. The fintech company was founded by entrepreneurs Guy Kashtan (CEO), Adi Ben Dayan (VP R&D), Saar Yahalom (CTO), and Or Benoz. It provides innovative and accessible financial services through one easy-to-use app including money transfer, debit cards, local payment accounts (IBAN), insurance products and the ability to make cross-border bill payments. By providing fair access to financial services, in the user’s native language, Rewire is helping to narrow global financial gaps, reduce inequality and promote financial inclusion for working migrants.